EXHIBIT 10.1
Execution Copy
ASSET PURCHASE AGREEMENT

dated as of
August 4, 2006
among
VOCUS, INC.,
VOCUS PRW HOLDINGS LLC,
PRWEB INTERNATIONAL, INC.,
PRWEB, LLC,
and
THE SOLE STOCKHOLDER OF PRWEB INTERNATIONAL, INC.
AND SOLE OWNER OF PRWEB, LLC

LIST OF EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Intellectual Property Assignment
Exhibit D-1	Stockholder Employment Agreement
Exhibit D-2	Baker Employment Agreement
Exhibit D-3	Castle Employment Agreement
Exhibit E	Escrow Agreement
Exhibit F	Alder Street Lease

i

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (the “Agreement”) is made and entered into as of the 4th day of August, 2006, by and among (1) Vocus, Inc., a Delaware corporation (the “Parent”), (2) Vocus PRW Holdings LLC, a Maryland limited liability company and wholly-owned subsidiary of the Parent (“VPRW”; together with the Parent, the “Buyer”), (3) PRWeb International, Inc., a Washington corporation (the “Company”), (4) PRWeb, LLC, a Washington limited liability company (“PRWLLC”; together with the Company, the “Seller”), and (5) David McInnis, the sole stockholder of the Company and sole member of PRWLLC (the “Stockholder”). PRWLLC is a party to this Agreement solely for purposes of transferring the Purchased Assets to VPRW and the other purposes expressly set forth herein.
     Whereas, the Company conducts a business which provides online news and press release distribution services and other related services (such as search engine optimization) under various trade names including “PRWeb”, “eMediaWire”, “WunZhang”, “AmbosMedios” and “PRWebDirect” (the “Business”);
     Whereas, the Stockholder owns all of the Company’s outstanding capital stock and all of PRWLLC’s membership interests;
     Whereas, VPRW desires to purchase and the Seller desires to sell substantially all of the assets of the Business upon the terms and subject to the conditions set forth herein;
     Now, therefore, the parties hereto agree as follows:
ARTICLE 1
Definitions and Rules of Construction
     Section 1.01. Rules of Construction.
          (a)      The terms defined in this Article 1 have the meanings set forth below for all purposes of this Agreement and any agreement or instrument entered into pursuant to this Agreement (unless a different meaning is set forth in such other agreement or instrument), and such meanings shall apply equally to both the singular and plural forms of the terms defined and to the correlative forms of such terms. The rules of construction set forth in this Section 1.01 shall apply to this Agreement and any agreement or instrument entered into pursuant to this Agreement, unless the context shall otherwise require.
          (b)      Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References in an agreement or instrument to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Annexes, Exhibits and Schedules to, such agreement or instrument unless the context shall otherwise require.
          (c)      General words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts.

          (d)      All Annexes and Schedules attached to an agreement or instrument shall be deemed incorporated therein as if set forth in full therein. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive. All references to “$” or “dollars” shall be to the lawful currency of the United States, all references to “days” shall be to calendar days and or all references to “months” shall be to calendar months, unless otherwise specified.
          (e)      The headings of Articles, Sections, Subsections and paragraphs in an agreement or instrument are for descriptive purposes only and shall not control, alter or otherwise affect the meaning, scope or intent of any provisions of such agreement or instrument.
          (f)      All accounting terms not defined in any agreement or instrument shall have the meanings determined by the generally accepted accounting principles of the United States as in effect from time to time, consistently applied. Any references to income or profits or gains earned, accrued or received shall include income or profits or gains treated as earned, accrued or received for the purposes of any applicable Legal Requirement.
          (g)      The words “hereof,” “herein” and “hereunder” and words of similar import when used in any agreement or instrument shall refer to such agreement or instrument as a whole and not to any particular provision of such agreement or instrument.
          (h)      Each of the representations and warranties in this Agreement shall be separate and independent and, except as expressly provided, shall not be limited by reference to any other representation or warranty or anything in this Agreement.
          (i)      References to a Person are also to its permitted successors and permitted assigns.
          (j)      Unless otherwise expressly provided in any agreement or instrument, any agreement, instrument, statute, proclamation or decree defined or referred to therein or in any agreement or instrument that is referred to therein means such agreement, instrument, statute, proclamation or decree as from time to time amended, modified, supplanted or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, proclamations or decrees) by succession of comparable successor statutes, proclamations or decrees. References to all agreements or instruments include attachments thereto and instruments incorporated therein and references to any statute, proclamation or decree include all rules and regulations promulgated thereunder.
     Section 1.02. Definitions. The following terms, as used herein, have the following meanings:
     “Affiliate” (whether or not capitalized) means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, “control,” “controlled by,” and “under common control with” mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

     “Alder Street Lease” means the lease between the Parent and PRWLLC with respect to the premises located at 2084 Alder Street, Ferndale, Washington 98248, in the form attached hereto as Exhibit F.
     “Balance Sheet” means the unaudited balance sheet of the Company as of July 31, 2006.
     “Baker” means Joel Baker.
     “Baker Employment Agreement” means an employment agreement between the Parent and Baker, in the form attached hereto as Exhibit D-2.
     “Balance Sheet Date” means July 31, 2006.
     "Castle” means Alberto Castle.
     “Castle Employment Agreement” means an employment agreement between the Parent and Castle, in the form attached hereto as Exhibit D-3.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.
     “Closing Date” means the date of the Closing.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Intellectual Property Assignment, the Stockholder Employment Agreement, the Baker Employment Agreement, the Castle Employment Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.
     “Confidential Information” means confidential data and confidential information relating to the Business (which does not rise to the status of a Trade Secret under applicable law); provided however, that Confidential Information shall not include any information that (i) is publicly known or in the public domain prior to the Closing Date, (ii) becomes publicly known or made generally available in the public domain after the Closing Date through no fault of the Company, Stockholder or any of their Affiliates, (iii) is obtained by the Company, Stockholder or any of their Affiliates from a third party lawfully in possession of such information and without a breach of such third party’s obligations of confidentiality; or (iv) is independently developed by the Company, Stockholder or any of their Affiliates without use of or reference to Confidential Information, as shown by documents and other competent evidence in the possession of the Company, Stockholder or any of their Affiliates.
     “Conflicting Services” means any product, service or process of any Person other than the Parent or its Affiliates which competes with any of the following products, services or processes performed, offered or owned by the Seller, the Parent or its Affiliates: media relations; media lists; media databases; news monitoring or news clipping; online newsrooms; project management, file and document management, email marketing and/or analytics relating to public relations or government relations; and press release distribution services (including online and direct-to-consumer distribution and search engine optimization for press release distribution).
     “Contracts,” when described as being those of or applicable to any Person, means any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such Person is a party or beneficiary of or to which or by which such Person or the property of such Person is subject or bound (including any “click-through” license or other agreements), excluding any Permits.
     “Controlled Group” means the Parent and its Affiliates.
     “Customer” means each and every Person who or which, at any time during the three (3) years prior to the Closing Date: (a) contracted for, was billed for, or received services from any member of the Controlled Group or the Seller; or (b) was in contact with the Seller concerning the Controlled Group’s or the Seller’s products or services.
     “Customer Deposits” means payments received from a Customer in advance of the Company’s earning the related revenue.
     “Damages” means any and all direct or indirect damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including reasonable expenses of investigation, income and other taxes, interest, penalties and attorneys’ and accountants’ fees and disbursements in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto).
     “Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.
     “Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to the Company (or any predecessor of the Company or any prior owner of all or part of its business and assets), any property now owned, leased, or operated by the Company, the Business (as currently or previously conducted), the Purchased Assets or any activities or operations occurring or conducted at any real property now owned or leased by the Company or any predecessor (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (a) arise under or relate to any Environmental Law and (b) relate to actions occurring or conditions existing on or prior to the Closing Date (including any matter disclosed or required to be disclosed in Schedule 3.18).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” means Mercantile Safe Deposit and Trust Company, or such other national banking association or other Person as may be selected by the Parent and the Company to serve as escrow agent with respect to the Escrow Agreement.
     “Escrow Agreement” means an escrow agreement in the form of Exhibit E attached hereto (with such changes thereto as may be required by the Escrow Agent).
     “GAAP” means U.S. generally accepted accounting principles.
     “Governmental Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local.
     “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.
     “Intellectual Property Right” means (a) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications (including all Services under development), (b) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (c) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith (collectively, the “Marks”), (d) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (e) computer software, (including source code, object code, firmware, operating systems and specifications), (f) Trade Secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (g) industrial designs (whether or not registered), (h) databases and data collections, (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (k) all rights in all of the foregoing provided by treaties, conventions and common law and (l) all rights to sue or recover and retain damages and costs and reasonable attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
     “Inventory” means all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of the Company in the ordinary course of its business, specifically excluding, however, damaged, defective or otherwise unsaleable items.
     “Knowledge of the Company” means the actual knowledge of the Stockholder, Joel Baker or Alberto Castle with respect to the matter in question, and such knowledge as any reasonably prudent individual holding any such individual’s management position with the Company should have been obtained.
     “Legal Requirements,” when described as being applicable to any Person, means any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations or properties.
     “Letter of Intent” means the letter of intent dated June 23, 2006, between the Company and the Parent.
     “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or PRWLLC and held for use or used in the conduct of the Business.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
     “Main Street Lease” means the lease dated as of October 18, 2005 between the Company and David Hansen with respect to the premises located at 2069 Main Street, Ferndale, Washington 98248.
     “Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or PRWLLC and held for use or used in the conduct of the Business, including list of current, past and prospective Customers (whether written or in electronic format).
     “Permits” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.
     “Permitted Liens” means (i) Liens for Taxes not yet due and payable, (ii) statutory liens of landlords, carriers, warehouse men, mechanics, and material men and similar liens imposed in the ordinary course of business for sums not yet due and payable, and (iii) Liens set forth on Schedule 3.13(a).
     “Person” (whether or not capitalized) means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

     “Properties” (whether or not capitalized) means any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Company, including the Purchased Assets.
     “Services” (whether or not capitalized) means the “PRWeb”, “eMediaWire”, “WunZhang”, “AmbosMedios” or “PRWebDirect” family of online news and press release distribution services, and each software product or service under development, developed, manufactured, licensed, distributed or sold by the Company and any other products or services in which the Company has any proprietary rights or beneficial interest.
     “Stockholder Employment Agreement” means an employment agreement between the Parent and the Stockholder, in the form attached hereto as Exhibit D-1.
     “Tax” (whether or not capitalized) means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.
     “Trade Secrets” means the Distribution Network and any information of the Seller including technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts, whether reasonable or otherwise, to maintain its secrecy.
     “Used” (whether or not capitalized) means, with respect to the Properties, Contracts or Permits of the Company, those owned, leased, licensed or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company’s business and operations, whether or not reflected on the Company’s books of account.
     Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Assignment and Assumption Agreement	2.07
Assumed Liabilities	2.03
Benefit Program or Agreement	2.03
Bill of Sale	2.07
Buyer Indemnitees	8.02
Cash Payment	2.06	(a)
Closing	2.07

Term	Section
COBRA	3.22	(i)
Distribution Network	2.07	(a)
Effective Time	2.06	(b)
Escrow Amount	2.07
Excluded Assets	2.02
Excluded Contracts	2.02
Excluded Liabilities	2.04
Indemnified Party	8.03
Intellectual Property Assignment	2.07
Issued Stock	4.04
Leases	3.13
Marks	1.01
Non-Competition Period	6.01
Notice	9.01
Parent Shares	2.06	(a)
Plan	2.03
Purchase Price	2.06
Purchased Assets	2.01
Receivables	7.06
Related Party	3.24	(a)
Securities Act	2.08	(a)
Seller Indemnitees	8.02
Transition Services	7.07	(a)
Warranty Breach	8.02
ARTICLE 2
Sale and Purchase of Assets
     Section 2.01. Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, VPRW agrees to purchase from the Seller and the Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to VPRW at the Closing, free and clear of all Liens, all of the Seller’s right, title and interest in, to and under all of the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used by the Company or otherwise used in the conduct of the Business, including all assets shown on the Balance Sheet and not disposed of in the ordinary course of business as permitted by this Agreement, and all assets of the Seller thereafter acquired by the Seller (the “Purchased Assets”), and including all right, title and interest of the Seller in, to and under:
          (a)      all inventories, raw materials, works-in-process, and other materials of the Seller, wherever located and including all Inventory in transit or on order and not yet delivered, and all rights with respect to the processing and completion of any works-in-process of the Seller, but excluding the right to collect and receive charges for services already performed by the Seller with respect thereto;
          (b)      all supplies, equipment, computers, machinery, furniture, fixtures, and other tangible property held or used by the Company in connection with its business or otherwise used in the conduct of the Business, and the Seller’s interest as lessee in any leases with respect to any of the foregoing;
          (c)      all of the rights and benefits accruing to the Seller, including under any Contract, relating to the Business (including all Customer Contracts and material agreements, but excluding this Agreement, the Collateral Agreements and the Excluded Contracts);
          (d)      all proprietary knowledge, Trade Secrets, Confidential Information, computer software and licenses, patents, copyrights, formulae, designs and drawings, quality control data, processes (whether secret or not), methods, inventions, service manuals and other similar know-how or rights used in the conduct of the Company’s business or otherwise used in the conduct of the Business, including the areas of software development, manufacturing, marketing, advertising and personnel training and recruitment, together with all other Intellectual Property Rights used in connection with the Company’s business or otherwise used in the conduct of the Business, including all files, manuals, documentation and source and object codes related thereto, in particular its source code to all products and services sold under the “PRWeb”, “eMediaWire”, “WunZhang”, “AmbosMedios”, and “PRWebDirect”, trade names or any other trade names owned or used by the Company;
          (e)      all rights in and to the Seller’s web sites and the content therein including the domain name registration www.prweb.com, www.emediawire.com, www.wunzhang.com, www.ambosmedios.com, www.prwebdirect.com and any other domain registration owned by the Seller;
          (f) all utility, security and other deposits and prepaid assets and expenses related to the Purchased Assets;
          (g)      the Company’s franchises, Permits and other authorizations of Governmental Authorities (to the extent such Permits and other authorizations of Governmental Authorities are transferable) and third parties, licenses, telephone numbers, the Seller’s customer and prospective Customer lists, vendor lists, referral lists and contracts, advertising materials and data, restrictive covenants, chooses in action and similar obligations owing to the Seller from its present and former stockholders, officers, employees, agents and others, together with all books, operating data and records (including financial, accounting and credit records), files, papers, records and other data of the Seller, provided that the Seller shall be entitled to retain copies of such items (subject to the provisions of Section 6.04 relating to confidential information);
          (h)      all rights of the Seller in and to the names “PRWeb”, “eMediaWire”, “WunZhang”, “AmbosMedios”, and “PRWebDirect”, and all trade names, trademarks and logos used in the Company’s business or otherwise used in the conduct of the Business, all variants thereof and all goodwill associated therewith; and
          (i)      all of the Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including unliquidated rights under manufacturers’ and vendors’ warranties.
     Section 2.02. Excluded Assets. VPRW expressly understands and agrees that the following assets and properties of the Company (the “Excluded Assets”) shall be excluded from the Purchased Assets:
          (a)      the Purchase Price and other rights of the Company under this Agreement;
          (b)      the Company’s corporate minute book and stock records;
          (c)      except as set forth in Section 2.06(b), all accounts, notes and other receivables (or collections with respect to such receivables) as of the Closing Date, except to the extent that any such accounts, notes or receivables (or collections in respect of such receivables) are with respect to a customer (i) whose monthly or annual services or fees were scheduled to commence on or after the Closing Date (in which case such accounts, notes or receivables (or collections in respect of such receivables) shall be Purchased Assets) or (ii) which was invoiced monthly or annual fees attributable to services to be provided after the Closing Date (in which case such accounts, notes or receivables (or collections in respect of such receivables) shall be apportioned on a straight-line basis, and any amounts attributable to the period after the Closing Date shall be Purchased Assets);
          (d)      all Contracts set forth on Schedule 2.02(d) (the “Excluded Contracts”);
          (e)      all domain name registrations set forth on Schedule 2.02(e);
          (f)      all insurance policies;
          (g)      all cash and cash equivalents on hand and in banks;
          (h)      any real property or leases for real property other than the Main Street Lease;
          (i)      any Purchased Assets sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this Agreement during the period from the Balance Sheet Date until the Closing Date; and
          (j)      any rights in the marks or names “DataOvation,” “Chispa Labs,” “Chispa Consulting Services,” “Cheespa,” and “Chispa Fun.”
     Section 2.03. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, VPRW agrees, effective at the time of the Closing, to assume only the following liabilities (the “Assumed Liabilities”): (a) the Main Street Lease, (b) the Customer Contracts listed on Schedule 2.03 and (c) the other Contracts listed on Schedule 2.03.
     Section 2.04. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, VPRW is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of the Seller (or any predecessor of the Seller or any prior owner of all or part of its businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Seller and the Stockholder expressly acknowledge and agree that the Company shall retain, and VPRW shall not assume or otherwise be obligated to pay, perform, defend or discharge:
          (a)      any liability or obligation of the Seller and/or the Stockholder for Taxes, whether measured by sales, use, income or otherwise;
          (b)      any liability or obligation for Taxes arising in connection with any products or services sold, delivered or otherwise provided by or on behalf of the Seller prior to the Closing;
          (c)      any liability or obligation relating to employee benefits or compensation arrangements existing on or prior to the Closing Date, including any liability or obligation of the Company under or in connection with ERISA or any Plan or Benefit Program or Agreement;
          (d)      any Environmental Liability;
          (e)      any product liability or warranty pertaining to products and/or services sold, licensed, developed, manufactured or delivered by the Seller prior to the Closing Date;
          (f)      any liability or obligation to a third party with respect to any Assumed Liability to the extent such liability or obligation relates to or arises from any act or omission taking place prior to the Closing Date;
          (g)      any liability or obligation of the Seller to the Stockholder, any Affiliate of the Seller or the Stockholder, or any Person claiming to have a right to acquire an equity interest or other securities of the Company;
          (h)      any liability relating to leases for real or personal property (other than any such Contracts listed on Schedule 2.03);
          (i)      any liability or obligation relating to an Excluded Asset; or
          (j)      any liability or obligation related to any legal claims against the Seller and/or any Purchased Assets, including those set forth in Schedule 3.12.
     The Company further agrees to satisfy and discharge promptly after the Closing all debts, obligations and liabilities of the Company not specifically assumed by VPRW hereunder.
     Section 2.05. Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of the VPRW, the Parent or the Company thereunder. The Seller will use its commercially reasonable efforts (but without any payment of money by VPRW, the Parent or the Seller) to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to VPRW as VPRW may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Seller thereunder so that VPRW would not in fact receive all such rights, the Seller and VPRW will cooperate in a mutually agreeable arrangement under which VPRW would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to VPRW, or under which the Seller would enforce for the benefit of VPRW, with VPRW assuming the Seller’s obligations, any and all rights of the Seller against a third party thereto. The Seller will promptly pay to VPRW when received all monies received by the Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same constitutes an Excluded Asset. The Company and the Buyer shall, to the extent the benefits arising under any Purchased Asset have not been provided by alternative arrangements satisfactory to the Parent, VPRW and the Company, negotiate in good faith a downward adjustment in the Purchase Price.
Section 2.06. Purchase Price.
          (a)      The purchase price for the Purchased Assets (the “Purchase Price”) is Twenty-Eight Million Dollars ($28,000,000), consisting of (i) Twenty Million Seven Hundred Fifty Thousand Dollars ($20,750,000) in cash (the “Cash Payment”), subject to adjustment as set forth below, and (ii) 494,543 shares of the Parent’s common stock, par value $.01 per share (the “Parent Shares”). Seven Hundred and Fifty Thousand Dollars ($750,000) (the “Escrow Amount”) of the Cash Payment shall be deposited with the Escrow Agent at Closing and paid in accordance with, and subject to, the terms of the Escrow Agreement.
          (b)      All revenues and expenses arising from the conduct of the Business shall be allocated between VPRW and the Company as of 12:01 a.m., Pacific Time, on the Closing Date (the “Effective Time”) in accordance with GAAP. Such allocations shall be based upon the principle that Company shall be entitled to all revenue generated and responsible for all liabilities and obligations incurred or accruing in connection with the operation of the Business prior to the Effective Time, and VPRW shall be entitled to all revenue generated and responsible for such liabilities and obligations incurred or accruing in connection with the operation of the Business on and after the Effective Time. Such allocations shall include, without limitation, all ad valorem taxes, business and license fees, regulatory fees, utility expenses, liabilities and obligations under all Contracts, deposits, rents and similar prepaid and deferred items, except Taxes arising by reason of the transfer of the Purchased Assets as contemplated hereby, which shall be paid in accordance with Section 9.10(b) hereof. Without limiting the generality of the foregoing, VPRW shall be entitled to credit against the Cash Payment an amount equal to the Customer Deposits held by the Company as of the Effective Time. The allocations shall, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment to be made within 45 days after the Closing Date. The parties shall act in good faith and in an expeditious manner to resolve all disputes relating to such allocations.
          (c)      The Purchase Price shall be allocated, apportioned and adjusted among the Purchased Assets in the manner specified in Schedule 2.06 attached hereto and the parties agree to abide by such allocations for all tax reporting purposes; provided, however, that in connection with any litigation relating to the non-competition, non-solicitation or confidentiality obligations of a party under this Agreement or any Collateral Agreement, the parities agree that neither Schedule 2.06 nor the information contained therein shall be probative of any issue relating to such litigation and shall not be admitted as evidence for any purpose whatsoever in any litigation or other proceeding between the parties relating to such non-competition, non-solicitation or confidentiality obligations.
Section 2.07. Closing.
          (a)      Subject to the conditions stated in Article 5 of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall be held at 10:00 a.m., on August 4, 2006, or if the conditions set forth in Article 5 of this Agreement have not been satisfied or waived on such date, on the third (3rd) business day after all such conditions have been satisfied or waived, at the offices of Greenberg Traurig LLP at 1750 Tysons Boulevard, McLean, VA 22102, simultaneously with the execution of this Agreement and any and all Collateral Agreements and Exhibits thereto. At the Closing:
               (i)      VPRW shall deliver to the Company the Cash Payment, less the Escrow Amount in immediately available funds by wire transfer to an account of the Company designated by the Company, by notice to VPRW (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the Company in such amount);
               (ii)      VPRW shall deliver to the Company a duly executed Stock Certificate in the name of the Stockholder (or duly issued instructions to the Parent’s transfer agent to issue such Stock Certificates) representing 432,322 shares of the Parent Shares (the “Stockholder Parent Shares”);
               (iii)      VPRW shall deliver to the Company a duly executed Stock Certificate in the name of the Company, representing 62,221 shares of the Parent Shares (the “Employee Parent Shares”);
               (iv)      VPRW and the Seller shall each execute and deliver an assignment and assumption agreement substantially in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”);
               (v)      the Seller shall execute and deliver a bill of sale substantially in the form attached hereto as Exhibit B (the “Bill of Sale”);
               (vi)      the Seller shall execute and deliver the intellectual property assignment substantially in the form attached hereto as Exhibit C (the “Intellectual Property Assignment”);
               (vii)      VPRW, the Company and the Escrow Agent shall each execute and deliver the Escrow Agreement;
               (viii)      the Seller shall execute and deliver to VPRW such other deeds, bills of sale, endorsements, consents, assignments, and other good and sufficient instruments of title as VPRW reasonably shall require to vest in VPRW all right, title and interest in, to and under the Purchased Assets;

               (ix)      the Seller shall deliver to VPRW evidence reasonably satisfactory to VPRW that consents have been obtained with respect to the items set forth in Schedule 2.07; and
               (x)      the Seller shall deliver possession of (A) all of its source codes relating to the Services to the extent applicable to Owned Intellectual Property Rights; (B) all of its customer and prospective Customer lists; (C) all software used for billing and collections; and (D) all sources, applicable contact information and other data associated with the Company’s proprietary network for distributing news and other information (the “Distribution Network”).
          (b)      At or promptly after the Closing, and except to the extent they constitute Excluded Assets, the Seller shall deliver possession of all of originals and copies of Contracts, instruments, documents, deeds, books, records, files and other data and information within the possession of the Seller, the Stockholder or any Affiliate of the Company pertaining to the Company, the Purchased Assets and the Business, including all original Customer license agreements, all other Customer Contracts, invoices and correspondence.
     Section 2.08. Transferability; Registration; Legending of Parent Shares.
          (a)      The Stockholder acknowledges that the Parent Shares are being acquired pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) and that such Parent Shares may be transferred only pursuant to an effective registration statement or an exemption from registration under the Securities Act. The Stockholder shall not be permitted to transfer any Parent Shares in the absence of an effective registration statement unless the Stockholder has furnished Parent with an opinion of counsel, reasonably satisfactory to Parent, that such disposition does not require registration of such Parent Shares under the Securities Act. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit Stockholder from pledging the Stockholder Parent Shares in connection with a loan or hedging transaction; provided, however, that no transfer of the Stockholder Parent Shares shall be permitted pursuant to any such loan or hedging transaction unless in accordance with the foregoing provisions of this Section 2.08(a).
          (b)      It is understood that the certificates evidencing the Parent Shares shall, until they have been sold pursuant to an effective registration statement under the Securities Act, bear a legend to the effect set forth below.
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT AND ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF SUCH ACTS. THE SHARES MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISTRIBUTED (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER SUCH ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER OR (II) EXCEPT IN COMPLIANCE WITH THE TERMS OF THAT CERTAIN ASSET PURCHASE AGREEMENT DATED AUGUST 4, 2006 (THE “PURCHASE AGREEMENT”), PURSUANT TO WHICH THE SHARES WERE ISSUED. PRIOR TO ANY SALE, TRANSFER, HYPOTHECATION OR OTHER DISPOSITION OF SUCH SHARES, EXCEPT PURSUANT TO THE PURCHASE AGREEMENT OR AN EFFECTIVE REGISTRATION STATEMENT

UNDER SUCH ACTS COVERING SUCH SALE, TRANSFER, HYPOTHECATION OR OTHER DISTRIBUTION, THE HOLDER SHALL HAVE DELIVERED TO THE ISSUER AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT SUCH SALE, TRANSFER, HYPOTHECATION OR OTHER DISTRIBUTION IS EXEMPT FROM REGISTRATION UNDER SUCH ACTS.
     The certificates evidencing the Parent Shares may also bear any legends required by applicable state blue sky laws.
ARTICLE 3
Representations and Warranties of the Stockholder and the Company
     The Stockholder and the Company hereby jointly and severally represent and warrant to VPRW and Parent that, except as set forth in the Disclosure Schedules attached to this Agreement:
     Section 3.01. Corporate Existence and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has the corporate powers to own, manage, lease, and hold its Properties and to carry on its Business as and where such Properties are presently located and such Business is presently conducted and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its Business requires it to be so qualified except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the Purchased Assets.
     Section 3.02. Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by the Seller and the Stockholder, and the Stockholder and the Seller have all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the Collateral Agreements. This Agreement and each Collateral Agreement to which either the Stockholder and/or the Seller is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.
Section 3.03. Capitalization and Corporate Records.
          (a)      All issued and outstanding shares of the Company’s capital stock are owned beneficially and of record by the Stockholder. No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding. The Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws.
          (b)      The copies of the certificate of incorporation and bylaws of the Company provided to VPRW are true, accurate, and complete and reflect all amendments made through the date of this Agreement. The Company’s minute books that were made available to VPRW for review were correct in all material respects as of the date of such review, and such minute books or other records contain all written stockholder and company actions that materially affect the Assumed Liabilities or the Purchased Assets. All material actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company fairly and accurately reflect all of the Company’s transactions, properties, assets and liabilities in all material respects.
          (c)      The Company does not own, directly or indirectly, any outstanding voting securities of or other equity interests in any other Person.
     Section 3.04. No Stockholder Defaults or Consents. Except as set forth on Schedule 3.04, the execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of its obligations hereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which the Stockholder is a party, or by which the properties or assets of the Stockholder is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument.Section 3.05. No Seller Defaults or Consents. Except as set forth on Schedule 3.05, the execution, delivery and performance by the Seller and the Stockholder of this Agreement and each other Collateral Agreement to which they are party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any of the terms, conditions or provisions of the organizational documents of the Seller;
          (b)      violate any Legal Requirements applicable to the Seller, the Stockholder or the Purchased Assets;
          (c)      violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Seller or by which any of the Purchase Assets may be bound;
          (d)      result in the creation of any Lien on any Purchased Assets or other Properties of the Seller; or
          (e)      require the Seller or the Stockholder to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

     Section 3.06. No Proceedings. No suit, action, investigation or other proceeding is pending or, to the Knowledge of the Company, threatened against or affecting the Seller, the Business or any Purchased Asset before any Governmental Authority seeking to restrain the Seller or the Stockholder or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Seller or its Properties as a result of the consummation of this Agreement or the transaction contemplated hereby.
     Section 3.07. Financial Statements. The balance sheet as of December 31, 2005 and the related profit and loss statement for the year ended December 31, 2005 and the interim balance sheet as of the Balance Sheet Date, and the related interim statement of income for the seven (7) months ended on the Balance Sheet Date, for the Company, copies of which are attached to Schedule 3.07 hereto, fairly present, in all material respects, the financial position of the Company, on a cash basis, as of the dates thereof and its results of operations and cash flows for the periods then ended.
     Section 3.08. Receivables. Schedule 3.08 lists all of the Company’s accounts receivable as of the date hereof. All such receivables are valid, genuine and were incurred in the ordinary course of business. No such account has been assigned or pledged to any other Person and no defense or set-off to any such account has been asserted by the account obligor.
     Section 3.09. No Undisclosed Liabilities. There are no liabilities of the Seller or the Business that affect the Purchased Assets, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than (a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto, (b) trade payables and accrued expenses incurred since the Balance Sheet date in the ordinary course of business, (c) executory contract obligations under Contracts listed on Schedule 3.14(a) or (d) liabilities disclosed on Schedule 3.09.
     Section 3.10. Absence of Certain Changes. Except as set forth on Schedule 3.10 hereto, since the Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practices and there has not been:
          (a)      any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect (whether covered by insurance or not) on the business, operations, Properties or financial condition of the Company or the Business;
          (b)      any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;
          (c)      any creation or other incurrence of any Lien on any Purchased Asset;
          (d)      any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset;
          (e)      any transaction or commitment made, or any contract or agreement entered into, by the Company relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in each case other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;
          (f)      any change in any method of accounting or accounting practices by the Company, including with respect to the Business;
          (g)      any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any officer or employee of the Business (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any officer or employee of the Business or (iii) change in compensation or other benefits payable to any officer or employee of the Business pursuant to any severance or retirement plans or policies thereof; or
          (h)      any capital expenditure or commitment for a capital expenditure for additions or improvements to property, plant and equipment.
     Section 3.11. Compliance with Laws. The Company is and has been in material compliance with any and all Legal Requirements applicable to the Company and Business. The Company (a) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, and (b) is not in material default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a material default under, or breach or violation of, any Legal Requirement or Permit applicable to the Company. Without limiting the generality of the foregoing, the Company has not received notice of and, to the Knowledge of the Company, there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that the Company is not or has not been in compliance with Legal Requirements relating to (w) the development, testing, manufacture, packaging, distribution and marketing of the Services, (x) employment, safety and health, (y) environmental protection, building, zoning and land use and/or (z) the United States Foreign Corrupt Practices Act (15 U.S.C. §§78m(b), 78dd-1, 78dd-2, 78ff) and the rules and regulations promulgated thereunder.
     Section 3.12. Litigation. Schedule 3.12 lists a true and correct listing of (a) all settlement agreements which are binding on the Company or the Stockholder and (b) all actions, suits, investigations, claims or proceedings with respect to the Company, the Stockholder, or the Business or any Purchased Asset that are currently pending, or were settled or adjudicated since January 1, 2003. Except as set forth in Schedule 3.12, there are no claims, actions, suits, investigations or proceedings against or affecting the Company, the Business or any Purchased Asset, or to the Knowledge of the Company, threatened in any court or before or by any governmental authority, or before any arbitrator, that would reasonably be expected to have a material adverse effect (whether covered by insurance or not) on the business, operations, properties or financial condition of the Company or the Business and, to the Knowledge of the Company, there is no basis for any such claim, action, suit, investigation or proceeding.
     Section 3.13. Properties. (a) Schedule 3.13(a) sets forth a list of all leases, licenses or similar agreements relating to the Company’s use or occupancy of real property owned by a third party (“Leases”), true and correct copies of which have previously been furnished to VPRW, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address of each property covered thereby. The Company is not, in any material respect, in breach of any of the terms or covenants of any Leases. The Company does not own any real property.
          (b)      Schedule 3.13(b) lists all capital leases of the Company.
          (c)      The Company has good and marketable title to, or in the case of leased real property or personal property has valid leasehold interests in, all Purchased Assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date. Except as reflected on Schedule 3.13(c), no Purchased Asset is subject to any Lien, other than Permitted Liens.
          (d)      There are no developments affecting any of the Purchased Assets pending or, to the Knowledge of the Company, threatened which might materially detract from the value, materially interfere with any present or intended use of such Purchased Assets.
     Section 3.14. Contracts and Commitments.(a) Schedule 3.14(a) lists all material Contracts to which the Company is a party, or to which PRWLLC is a party and which relate to the Business. True and correct copies of the Contracts have previously been furnished to VPRW. All of the Contracts listed in Schedule 3.14(a) are valid and binding on the Company or PRWLLC and, to each Knowledge of the Company, on the other party thereto, and in full force and effect, except where enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally. The Seller has not received notice from any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 3.14(a). Neither the Seller nor, to the Knowledge of the Company, any other party is in breach of any of the terms or covenants of any Contract listed in Schedule 3.14(a).
          (b)      Schedule 3.14(b) sets forth a list of all Contracts which are software license or management service agreements with customers/licensees together with: (1) the name of the customer/licensee; (2) the annual or monthly maintenance or service fees; (3) the renewal dates; and (4) whether the annual maintenance or service fee has been invoiced or paid, and for which periods.
          (c)      Schedule 3.14(c) sets forth a list of all Contracts which limit the freedom of the Company to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or which would so limit the freedom of VPRW or the Parent after the Closing Date.
          (d)      Schedule 3.14(d) sets forth a list of all Contracts with or for the benefit of any Affiliate of the Company.
          (e)      Schedule 3.14(e) sets forth a list of all Contracts not made in the ordinary course of business or which were arrived at by other than arms-length negotiation or bargaining.

          (f)      Except as set forth on Schedule 3.14(f), the Seller has not entered into any Contracts which shall obligate the Company (or any assignee) to perform services beyond six months from the Closing Date.
     Section 3.15. Insurance. Schedule 3.15 hereto is a complete and correct list of all insurance policies (including fire, liability, product liability, workers’ compensation and vehicular) presently in effect that relate to the Company, its Properties, or the Business, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 3.15. Such policies are sufficient, in all material respects, for compliance by the Company with all applicable Legal Requirements. None of the insurance carriers has indicated to the Company in writing an intention to cancel any such policy or to materially increase any insurance premiums (including workers’ compensation premiums), or that any insurance required to be listed on Schedule 3.15 will not be available in the future on substantially the same terms as currently in effect. The Company has no claim pending or anticipated against any of its insurance carriers under any such policies and, to the Knowledge of the Company, there has been no actual or alleged occurrence of any kind which could reasonably be expended to give rise to any such claim.
     Section 3.16. Sufficiency of and Title to the Purchased Assets.(a) The Purchased Assets constitute all of the property and assets used or held for use in the Business which are reasonably necessary to conduct the Business as currently conducted. Subject to the terms of this Agreement, upon consummation of the transactions contemplated hereby, VPRW will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, other than Permitted Liens.Section 3.17. Intellectual Property.
          (a)     Schedule 3.17(a) contains a true and complete list of each of (i) the registrations, applications and other material Intellectual Property Rights included in the Owned Intellectual Property Rights and (ii) the Licensed Intellectual Property Rights, other than “shrink wrap” licenses or other similar licenses for commercial off-the-shelf software. Schedule 3.17(a) indicates whether each such Intellectual Property Right is an Owned Intellectual Property Right or a Licensed Intellectual Property Right. (b) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights used or held for use in the Business and, to the Knowledge of the Company, are adequate to conduct the Business as currently conducted. Without limiting the generality of the foregoing, no Intellectual Property Rights used or held for use in the Business are owned by or licensed or sublicensed to any Affiliate of the Company or the Stockholder (including DataOvation, LLC). Except for any restrictions that may be imposed by law (other than contract law), there exist no restrictions on the disclosure, use or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Intellectual Property Rights. (c) None of the Company and any Affiliate of the Company has given to any Person an indemnity in connection with any Intellectual Property Right, other than indemnities that arise under standard form licenses and sales contracts used in the Business, a list of which are set forth on Schedule 3.17(c).(d) None of the Company and any Affiliate of the Company has infringed, misappropriated or otherwise violated any United States patent issued before the date of this Agreement, any Berne Convention country copyright, any Mark registered in the United States Patent and Trademark Office, to the Knowledge of the Company, any Trade Secret of any third person or any other Intellectual Property Right. There is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company or any present or former officer, director or employee of the Company (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Affiliate of the Company in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported, or sold with respect to the Business do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Company or any Affiliate of the Company infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. (e) None of the Owned Intellectual Property Rights and, to the Knowledge of the Company, Licensed Intellectual Property Rights material to the operation of the Business has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of the Company, all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable. (f) The Company or an Affiliate of the Company holds all right, title and interest in and to all Owned Intellectual Property Rights and all licenses under the Licensed Intellectual Property Rights free and clear of any Lien. For the avoidance of doubt, the term “Lien” as used in this Section 3.17(f) does not include the terms and conditions of the license agreements under which the Company or any Affiliates of the Company have the right to use the Licensed Intellectual Property Rights. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the governmental authority from which the patent or registration issued or before which the application or application for registration is pending. The Company or an Affiliate of the Company has taken all commercially reasonable actions necessary to maintain and protect the Owned Intellectual Property Rights and their rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.(g) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right. The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights. None of the Company and any Affiliate of the Company has disclosed any of the Intellectual Property Rights that are material to the Company or the Business and the value of which to the Business is contingent upon maintaining the confidentiality thereof, other than to employees, representatives and agents of the Company, Affiliates of the Company, third-party contractors engaged to assist the Company in the Business, or any third parties as required by law, all of whom are bound by (i) written confidentiality agreements previously disclosed to VPRW and set forth on Schedule 3.17(g) or (ii) legally enforceable confidentiality obligations no less protective than those set forth in such written confidentiality agreements.(h) The Company has taken reasonable steps in accordance with normal industry practice to preserve and maintain reasonably complete notes and records relating to the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights. (i) With respect to pending applications and applications for registration of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights that are material to the Company or the Business, the Company is not aware of any reason that could reasonably be expected to prevent any such application or application for registration from being granted with coverage substantially equivalent to the latest amended version of the pending application or application for registration. None of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights that are material to the Business has been the subject of an opposition or cancellation procedure. None of the patents and patent applications included in the Owned Intellectual Property Rights that are material to the Business has been the subject of an interference, protest, public use proceeding or third party reexamination request.(j) All Services sold by the Company or an Affiliate of the Company, or, to the Knowledge of the Company, any licensee of the Company or an Affiliate of the Company, in connection with the Business and covered by a patent, trademark or copyright included in the Owned Intellectual Property Rights have been marked with the notice (applicable as of the date hereof) of all nations requiring such notice in order to collect damages.Section 3.18. Equipment and Other Tangible Property. Schedule 3.18 lists the Company’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in the Purchased Assets, other than Inventory, all of which are suitable for the purposes for which intended and, to the Knowledge of the Company, are in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear or for matters expressly noted on Schedule 3.18.
     Section 3.19. Permits; Environmental Matters.
          (a)      Except as set forth on Schedule 3.19(a), no Permits are required to use and/or maintain any of the Company’s Properties and to conduct its Business and operations as presently conducted;
          (b)      In connection with or relating to the Purchased Assets, the Business or real property used in connection with the Business, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suite, proceeding or review is pending or, to the Knowledge of the Company, threatened by any governmental entity or other Person with respect to any matters relating to or arising out of any Environmental Law;
          (c)      There are no liabilities arising in connection with or in any way relating to the Purchased Assets, Business or real property of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and, to the Knowledge of the Company, there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability;
          (d)      With respect to real property currently used in connection with Business or previously owned, leased, or operated by the Company (the “Real Property”), neither the Company nor, to the Knowledge of the Company, any current or prior owner, lessee or operator of the Real Property has discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released any Hazardous Substances at, on or under any Real Property;
          (e)      No Real Property nor any property to which Hazardous Substances located on or resulting from the use of any Purchased Asset or real property used in connection with the Business, have been transported nor any property to which the Company has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to the Company’s knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup;
          (f)      For purposes of this Section, the term the “Company” shall include any entity which is, in whole or in part, a predecessor of the Company; and
          (g)      The Company has been and is currently in compliance in all material respects with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.
     Section 3.20. Absence of Certain Business Practices. None of the Stockholder, the Company, nor any other Affiliate or agent of the Company, or any other person acting on behalf of or associated with the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) except for rebates and discounts to customers in the ordinary course of business, directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) would reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) if not given in the past or continued in the future, would reasonably be expected to have a material adverse effect on the Business.
     Section 3.21. Products, Services and Authorizations.
          (a)      Schedule 3.21(a) sets forth a list of all material products and Services developed by the Company. Each such product or Service has been designed, manufactured or serviced, and shall perform and operate, in accordance with (i) the specifications set forth in the manuals for such product or Service, and (ii) the provisions of all applicable laws, policies, guidelines and any other governmental requirements.
          (b)      To the Knowledge of the Company, none of the products or Services (i) contain any bug, defect or error that affects the use, functionality or performance of such product or Service; or (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such product or Service or any product, Service or system containing or used in conjunction with such product or Service. Schedule 3.21(b) sets forth a complete and accurate list of all identified and corrected bugs, defects and errors in each version and component of the products or Services since January 1, 2004, other than any such bugs, defects and errors that do not affect the functionality or performance of the products or Services in any material respect.

          (c)      Except as set forth in Schedule 3.21(a), there are no claims existing or threatened under or pursuant to any warranty, whether express or implied, on products or Services sold by the Company. There are no claims existing and, to the Knowledge of the Company, there is no basis for any claim against the Company for injury to Persons or property as a result of the sale, distribution, development or manufacture of any product or performance of any service by the Company, including claims arising out of the defective or unsafe nature of its products or Services.
     Section 3.22. Employee Benefit Matters.
          (a)      Schedule 3.22(a) lists each of the following, if any, which is sponsored, maintained or contributed to by the Company for the benefit of the Company’s employees, former employees or their dependents, survivors, or beneficiaries, or with respect to which the Company has or may reasonably have any actual or contingent liability:
               (i)      Each “employee benefit plan,” as such term is defined in Section 3(3) of the ERISA (“Plan”); and
               (ii)      Each written personnel policy, employee manual or other written statements of rules or policies concerning employment, defined benefit and defined contribution plan, equity option, purchase or ownership plan, executive compensation program or arrangement, profit sharing plan or arrangement, supplemental retirement plan or arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, disability plan, death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan, severance pay policy or agreement, termination, salary continuation or employee assistance plan, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.22(a)(i) (“Benefit Program or Agreement”).
          (b)      True, correct and complete copies of each of the Plans, Benefit Program or Agreement (if any), and related trusts, if applicable, including all amendments thereto, and summary plan descriptions have been made available to the Buyer. There has also been furnished to the Buyer, with respect to each Plan, Benefit Program or Agreement required to file such report and description, the three most recent Forms 5500.
          (c)      Except as otherwise set forth in Schedule 3.22(c):
               (i)      The Company does not contribute to or have an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA; and
               (ii)      The Company has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Plans and the Benefit Programs and Agreements, and to the Knowledge of the Company, there have been no defaults or violations by any other party to the Plans or Benefit Programs or Agreements.

          (d)      Except as set forth in Schedule 3.22(d), the Company is not a party to any agreement, and has not established any policy or practice, requiring the Company to make a payment or provide any other form or compensation or benefit to any person performing services for the Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.
          (e)      Schedule 3.22(e) sets forth by number and employment classification the numbers of employees employed by the Company as of the date of this Agreement, and none of said employees are subject to union or collective bargaining agreements with the Company.
          (f)      Neither the Parent, VPRW nor any of their Affiliates shall have any liability or obligations under or with respect to the Workers Adjustment Retraining Notification Act of 1988, as amended, in connection with any of the transactions contemplated in connection herewith.
          (g)      The Company does not have any obligation to any former employee, or any current employee upon retirement, under any Plan, Benefit Program or Agreement or otherwise, other than under those Plans, Benefit Programs or Agreements disclosed in the Schedules hereto.
          (h)      Schedule 3.22(h) sets forth any and all employment agreements (other than oral employment agreements terminable at will without continuing liability to the Company), confidentiality agreements, non-solicitation and non-competition agreements, intellectual property assignment and work-for-hire agreements between the Company and any of its employees or consultants, whereby the Company’s employee or consultant assigns to the Company any and all rights that such employee may have in the Company’s Services or Intellectual Property Rights, or covenants not to compete against the Company or keep the Company’s Confidential Information secret.
          (i)      No former employee of the Seller has an outstanding claim to receive, or is currently receiving, any health insurance benefits required pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as a result of his or her employment with the Seller.
     Section 3.23. Finder’s Fees. Except as set forth in Schedule 3.23, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or the Stockholder who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
     Section 3.24. Certain Business Relationships.
          (a)      Except as set forth on Schedule 3.24(a), neither the Stockholder or, to the Knowledge of the Company, any of the directors, officers or managerial personnel of the Company (individually, a “Related Party” and collectively the “Related Parties”) or any Affiliate of the Stockholder or any Related Party: (a) owns, directly or indirectly, any interest in any Person which is a competitor, supplier or Customer of the Company (other than investments in securities of any business entity if such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange, but only if such investment does not exceed 2% of the outstanding voting securities of such entity); (b) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the Intellectual Property Rights) which is utilized by or in connection with the Business (other than the Excluded Assets and their respective personal property (none of which is material to, or necessary to the operation of, the Business)); (c) is a Customer or supplier of the Company; or (d) directly or indirectly has an interest in or is a party to any Contract, whether or not in writing, pertaining or relating to the Company (other than the compensation arrangements of the Related Parties, this Agreement and the Collateral Agreements). Except as set forth on Schedule 3.24(a), since January 1, 2005, the Company has not engaged in any transaction with any Related Party or any Affiliate of any Related Party (other than the compensation arrangements of the Related Parties, this Agreement and the Collateral Agreements).
          (b)      Except as set forth on Schedule 3.24(b), the Stockholder does not own, directly or indirectly, any interest in any Person (other than investments in securities of any business entity if such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange, but only if such investment does not exceed 5% of the outstanding voting securities of such entity).
     Section 3.25. Knowledge of Management. The Stockholder, Baker and Castle, collectively, have knowledge of all matters related to the management and material operations of the Company.
     Section 3.26. Investment Representations.
          (a)      In evaluating the suitability of an investment in the Parent by means of the acquisition of the Parent Shares, neither the Stockholder and/or the Company has relied upon any representations or other information (whether written or oral) from the Parent, except as otherwise expressly set forth in this Agreement. Each of the Stockholder and the Company also acknowledge that he or it has relied solely upon the information contained herein and upon investigations made by him or it in making the decision to invest in the Parent.
          (b)      The Stockholder and the Company are aware that the Parent Shares are being offered and sold by means of an exemption under the Securities Act, as well as exemptions under certain state securities laws for nonpublic offerings, and that each of the Stockholder and the Company make the representations, declarations and warranties as contained in this Section 3.26 with the intent that the same shall be relied upon in determining its suitability as a purchaser of the Parent Shares.
          (c)      Each of the Stockholder and the Company are “Accredited Investors” as defined in Rule 501 of Regulation D promulgated under the Securities Act.
          (d)      Each of the Stockholder and the Company recognize that no federal or state agency has recommended or endorsed the purchase of the Parent Shares or passed upon the adequacy or accuracy of the information set forth herein and that the Parent is relying on the truth and accuracy of the representations, declarations and warranties made by each of the Stockholder and the Company as contained herein in selling the Parent Shares to the Stockholder and the Company.

          (e)      Each of the Stockholder and the Company have at all times been given the opportunity to obtain reasonably requested additional information, to verify the accuracy of the information received and to ask questions and receive answers from certain representatives of the Parent concerning the terms and conditions of the Stockholder’s and the Company’s investment in the Parent and the nature and prospects of the Parent’s business.
          (f)      Each of the Stockholder and the Company recognize that the transferability of the Parent Shares is restricted by the terms and provisions of this Agreement and/or state blue sky laws or the Securities Act.
          (g)      The Stockholder and the Company are acquiring the Parent Shares for investment for their own account and not with a view to or for sale in connection with any distribution of the Parent Shares to or for the accounts of others. Each of the Stockholder and the Company agree that, without limiting any other restrictions on transfer applicable to the Parent Shares, neither will not dispose of the Parent Shares, or any portion thereof or interest therein, unless and until counsel acceptable to the Parent shall have determined that the intended disposition is permissible and does not violate the Securities Act or the rules and regulations promulgated thereunder, or the provisions of any applicable state securities laws, or any rules or regulations thereunder; provided, however, that nothing in this Agreement shall prohibit Stockholder from pledging the Stockholder Parent Shares in connection with a loan or hedging transaction; provided, however, that no transfer of the Stockholder Parent Shares shall be permitted pursuant to any such loan or hedging transaction unless in accordance with the foregoing provisions of this Section 3.26(g).
ARTICLE 4
Representations and Warranties of the Parent and VPRW
     The Parent and VPRW hereby joint and severally represent and warrant to the Company and the Stockholder that:
Section 4.01. Corporate Existence and Qualification.
          (a)      The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate powers and all material governmental licenses, authorities, permits, consents and approvals required to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified. The Parent owns all of the issued and outstanding membership interests in VPRW.
          (b)      VPRW is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the limited liability company powers and all material governmental licenses, authorities, permits, consents and approvals required to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.
     Section 4.02. Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by each of Parent and VPRW. The Parent and VPRW have all requisite corporate and limited liability company, as applicable power and authority to execute and deliver this Agreement and all Collateral Agreements to be executed and delivered by them, as applicable, in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform their obligations hereunder and under the Collateral Agreements. The execution, delivery, and performance of this Agreement and the Collateral Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate and limited liability company action on the part of the Parent and VPRW, respectively. This Agreement and each Collateral Agreement to which the Parent or VPRW is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Parent and VPRW, as applicable, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.
     Section 4.03. Issuance of the Parent Shares. The issuance and delivery of the Parent Shares in accordance with this Agreement has been, or will be on or prior to the Closing, duly authorized by all necessary corporate action on the part of the Parent, and such shares have been duly reserved for issuance. The Parent Shares when so issued and delivered against payment therefor in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and nonassessable. Upon consummation of the transactions contemplated by this Agreement, the Company will acquire marketable title to the Parent Shares free from all Liens.
     Section 4.04. Capitalization. The Parent’s periodic reports on Form 10-Q and Form 10-K filed with the United States Securities and Exchange Commission accurately reflect its capitalization as of the dates indicated in such reports. The issued and outstanding capital stock of the Parent (the “Issued Stock”) (a) has been duly and validly issued; (b) is fully paid and nonassessable; and (c) was not issued in violation of any preemptive rights or rights of first refusal or first offer.
     Section 4.05. No Default or Consents. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:
          (a)      violate or conflict with any of the terms, conditions or provisions of the organizational documents of VPRW or the Parent;
          (b)      violate any Legal Requirements applicable to the Parent or VPRW;
          (c)      violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to the Parent or VPRW; or

          (d)      require the Parent or VPRW to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.
     Section 4.06. No Proceedings. No suit, action or other proceeding is pending or, to the Parent’s or VPRW’ knowledge, threatened before any Governmental Authority seeking to restrain Parent or VPRW or prohibit their entry into this Agreement or prohibit the Closing, or seeking Damages against Parent or VPRW or their properties as a result of the consummation of this Agreement.
     Section 4.07. Finder’s Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent or VPRW who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE 5
Conditions to the Parties’ Obligations
     Section 5.01. Conditions to Obligations of the Company and the Stockholder. The obligations of the Company and the Stockholder to carry out the transactions contemplated by this Agreement are subject, at the option of the Company and the Stockholder, to the satisfaction (or the extent permitted by Legal Requirement, waiver by the Company and the Stockholder) of the following conditions:
          (a)      The Parent and VPRW shall have furnished the Company with a certified copy of all necessary organizational action on their behalf approving their execution, delivery and performance of this Agreement.
          (b)      All representations and warranties of the Parent and VPRW and contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Parent and VPRW shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by the Parent and VPRW at or prior to the Closing.
          (c)      As of the Closing Date, no suit, action or other proceeding shall prohibit consummation of the Closing.
          (d)      The Parent shall have executed and delivered to the Stockholder the Stockholder Employment Agreement.
          (e)      The Parent shall have executed and delivered to Baker the Baker Employment Agreement.
          (f)      The Parent shall have executed and delivered to Castle the Castle Employment Agreement.

          (g)      VPRW shall have executed and delivered to the Company the Assignment and Assumption Agreement.
          (h)      VPRW shall have executed and delivered to the Company the Intellectual Property Assignment.
          (i)      VPRW shall have executed and delivered to the Company the Escrow Agreement.
          (j)      Parent shall have executed and delivered to PRWLLC the Alder Street Lease.
          (k)      Parent shall have executed and delivered to the Company an assignment agreement with respect to the Main Street Lease.
          (l)      All proceedings to be taken by the Parent or VPRW in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Company and its counsel, and the Company and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.
          (m)      No proceeding in which either the Parent or VPRW shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any United States or state bankruptcy or insolvency law.
     Section 5.02. Conditions to Obligations of the Parent and VPRW. The obligations of the Parent and VPRW to carry out the transactions contemplated by this Agreement are subject, at the option of the Parent, to the satisfaction (or the extent permitted by Legal Requirement, waiver by the Parent) of the following conditions:
          (a)      All representations and warranties of the Company and the Stockholder contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Company and the Stockholder shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.
          (b)      As of the Closing Date, no suit, action or other proceeding shall prohibit consummation of the Closing.
          (c)      The Company shall have furnished VPRW with a certified copy of all necessary company and Stockholder action on its behalf approving the Company’s execution, delivery and performance of this Agreement.
          (d)      All proceedings to be taken by the Company or the Stockholder in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to VPRW and its counsel, and VPRW and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

          (e)      No proceeding in which either the Stockholder or the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such Person under any United States or state bankruptcy or insolvency law.
          (f)      The Stockholder shall have executed and delivered to the Parent the Stockholder Employment Agreement.
          (g)      Baker shall have executed and delivered to the Parent the Baker Employment Agreement.
          (h)      Castle shall have executed and delivered to the Parent the Castle Employment Agreement.
          (i)      The Company shall have assigned to VPRW any and all rights and remedies that it may have against any of its employees or consultants pursuant to any employment agreements, confidentiality agreements, non-solicitation and non-competition agreements, intellectual property assignment and work-for-hire agreements set forth on Schedule 3.22(g) hereto.
          (j)      The Company and PRWLLC shall have executed and delivered to VPRW the Bill of Sale.
          (k)      The Company and PRWLLC shall have executed and delivered to VPRW the Assignment and Assumption Agreement.
          (l)      The Company and PRWLLC shall have executed and delivered to VPRW the Intellectual Property Assignment.
          (m)      The Company shall have executed and delivered to VPRW the Escrow Agreement.
          (n)      The Company shall have delivered each consent with respect to the items set forth on Schedule 2.07.
          (o)      PRWLLC shall have executed and delivered to the Parent the Alder Street Lease.
          (p)      The Company shall have executed and delivered to the Parent an assignment agreement with respect to the Main Street Lease in a form reasonably acceptable to the Parent and consented to by the landlord for such premises.
ARTICLE 6
Covenants of the Company and the Stockholder
     Section 6.01 Non-Competition, Non-Solicitation and Non-Disclosure.(a) In consideration of the payment of a portion of the Purchase Price to the Company, and in order to induce the Parent and VPRW to enter into this Agreement and to consummate the transactions contemplated hereby, the Stockholder hereby acknowledges that he is the beneficiary of the Purchase Price payments to the Company and the Seller and the Stockholder hereby severally covenant and agree as follows:
               (i)      the Seller and the Stockholder shall not for a period beginning on the date hereof and ending on the later of (x) the third anniversary of the date hereof or (y) the third anniversary of the termination of the Stockholder’s employment with the Parent following the date hereof (the “Non-Competition Period”), directly, indirectly, or in concert with any other Person: (A) acquire or have any interest in, whether as a proprietor, partner, co-venturer, financier, or investor, any person, firm, partnership, corporation, association, limited liability company, or other entity that directly or through an Affiliate, either (1) offers, solicits, provides, or engages in Conflicting Services or (2) intends to offer, solicit, provide or engage in Conflicting Services; or (B) be employed by or serve as director, officer, servant, agent, representative, or consultant to any Person that directly or through an Affiliate, either (1) offers, solicits, provides, or engages in Conflicting Services or (2) intends to offer, solicit, provide or engage in Conflicting Services. However, nothing contained herein shall be deemed to prevent the Seller or the Stockholder from (i) acquiring through market purchases and owning, solely as an investment, less than five percent (5%) in the aggregate of any publicly-traded securities, (ii) authoring and selling books or other texts, or (iii) speaking at seminars, forums, institutes, schools or similar venues (subject, in the case of clauses (ii) and (iii), to the provisions of Section 6.04). The Seller and the Stockholder agree that the market for the Parent’s products and services is global, so that this Section 6.01 applies to their activities world-wide.
               (ii)      Without the prior written consent of the Parent, the Seller and the Stockholder shall not, during the Non-Competition Period, directly, indirectly, or in concert with any other Person, whether as a proprietor, partner, co-venturer, financier, investor, director, officer, employer, employee, servant, agent, representative, consultant or otherwise (A) request, induce, or attempt to induce any Customer to terminate its relationship with Parent or any of its Affiliates; (B) solicit, contact, perform or offer to perform any Conflicting Services for any Customer of the Parent or any of its Affiliates; (C) interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between any member of the Controlled Group and any Customer or employee of Parent or its Affiliates; provided, however, that nothing contained herein shall prohibit the Stockholder or any of his Affiliates from (1) contacting or hiring Alex Linde at any time, or (2) contacting or hiring Alberto Castle, as permitted by Section 6.01(iii) hereof.
               (iii)      Without the prior written consent of the Parent, the Seller and the Stockholder shall not for a period beginning on the date hereof and ending one (1) year from and after the date hereof directly, indirectly, or in concert with any other Person, whether as a proprietor, partner, co-venturer, financier, investor, director, officer, employer, employee, servant, agent, representative, consultant or otherwise offer employment to or solicit (directly or indirectly, individually or in connection with any new employer or other business partner) any individual who is an employee of Controlled Group or had left the employ of the Controlled Group with the preceding one year, regardless of who initiates the contact or how the Person comes to the Seller or the Stockholder’s attention. Notwithstanding the foregoing, if the Parent terminates the employment of Alberto Castle, then at any time after such termination, or at any time after the second anniversary of the date hereof, the Stockholder may hire Alberto Castle to work for him. The Stockholder may at any time hire Alex Linde to work for him.
               (iv)      The Seller and the Stockholder acknowledge and agree that the covenants provided for in this Section 6.01(a) are reasonable and necessary in terms of time, area and line of business to protect the Parent’s trade secrets. The Seller and the Stockholder further acknowledge and agree that such covenants are reasonable and necessary in terms of time, area and line of business to protect the legitimate business interests of Parent and its Affiliates, which include its interests in protecting the Parent’s and its Affiliates’ (A) valuable confidential business information, (B) substantial relationships with customers throughout the world, and (C) customer goodwill associated with the ongoing business of the Parent. The Seller and the Stockholder expressly authorize the enforcement of the covenants provided for in this Section 6.01(a) by (A) Parent and its Affiliates, (B) Parent’s permitted assigns, and (C) any successors to Parent’s or Parent’s business. The Seller, the Stockholder and Parent agree that they have attempted to restrict the Seller’s and the Stockholder’s activities to a reasonable degree appropriate to protect the interests of the Parent, although they agree that others may disagree about this determination. Therefore, the Seller, the Stockholder and the Parent agree that a court or other trier of fact, may modify and enforce these restrictions to the minimum extent deemed necessary to be found reasonable. If a court declines to modify and enforce this Agreement as provided above, the Seller, the Stockholder and the Parent agree that this Agreement will be automatically modified to provide the Parent with the maximum protection of its business interests allowed by law and the Seller and the Stockholder agree to be bound by such Agreement as modified; but in no event shall the Parent be entitled to greater rights than it has under this Agreement.
               (v)      The Seller and the Stockholder shall not directly or indirectly disparage the Parent, any of its Affiliates or products, or any officer, director, employee, shareholder or member of the Parent or its Affiliates.
          (b) It is recognized and hereby acknowledged by the parties hereto that a breach or violation by the Seller or the Stockholder of any or all of the covenants and agreements contained in this Section 6.01 may cause irreparable harm and damage to Parent in a monetary amount which may be virtually impossible to ascertain. As a result, the Seller and the Stockholder recognize and hereby acknowledge and agree that the Parent, in addition to and not in limitation of any other rights, remedies or damages available to the Parent at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or to restrain any such breach by the Seller or the Stockholder, or by any or all of the Stockholder’s partners, co-venturers, employers, employees, servants, agents, representatives and any and all Persons directly or indirectly acting for, on behalf of or with the Seller or the Stockholder, and that the Parent shall not be required in connection with any such order or injunction to post a bond of any nature whatsoever. If the Parent enforces the provisions of this Section 6.01 through a court order, the Seller and the Stockholder agree that the restrictions contained in this Section 6.01 shall remain in effect immediately following the end of the applicable three-year period (or one-year period, in the case of Article 6(a)(iii)), for an additional period equal to the number of days that begins with the date of the breach and ends with the earlier of (i) the date that the Seller or the Stockholder consents to an injunction, or (ii) the date of such order.

     Section 6.02. Notification to Customers. The Company and/or the Stockholder shall cooperate with VPRW, as may be reasonably requested by VPRW following the Closing, in notifying the customers and/or licensees of the Company of the transactions contemplated by this Agreement and directing that all payments to the Company shall be made to VPRW, at the address supplied by VPRW.
     Section 6.03. Publicity. The Company and the Stockholder acknowledge and agree that after the Closing occurs, the Parent and VPRW shall have the sole right to determine the time, method and manner of communicating or announcing the transactions contemplated by this Agreement to third parties, including but not limited to the Company’s customers. Without limiting the foregoing sentence, neither the Company nor the Stockholder shall issue or make, or cause to have issued or made, any public release or other public announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by the Parent, except as required by law (in which case, so far as possible, there shall be consultation among the parties prior to such announcement).
     Section 6.04. Confidentiality. After the Closing, the Seller, the Stockholder and their Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all Confidential Information.
     Section 6.05. Access to Records. On and after the Closing Date, the Company and the Stockholder will afford promptly to the Parent and VPRW and their agents reasonable access to their books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary for the Parent or VPRW in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business, the Purchased Assets or the Assumed Liabilities.
     Section 6.06. Use of Corporate Name and Trademarks. After the Closing, the Seller and the Stockholder shall not use the trademarks “PRWeb”, “eMediaWire”, “WunZhang”, “AmbosMedios”, “PRWebDirect” or any other marks or names otherwise used by the Company prior to Closing, or any variation thereof. In addition, promptly after the Closing, the Seller shall amend its certificate of incorporation or certificate of formation, as applicable, so as to remove the word “PRWeb” from its company name.
ARTICLE 7
Covenants of the Parties
     Section 7.01. Commercially Reasonable Efforts. Between the date of this Agreement and the Closing, each party shall use commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other party to consummate the sale and purchase under this Agreement.
     Section 7.02. Further Assurances. Following the Closing, the Company, the Stockholder, the Parent and VPRW shall execute and deliver such documents, and take such other action (at the expense of the requesting party), as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement. In particular, the Company and the Stockholder agree that the Company shall, at the Parent’s or VPRW’s request and expense, take all reasonable actions to enforce any confidentiality, non-competition, non-solicitation or similar right it may have against any current or former employee or contractor of the Company; and to the maximum extent permissible, the Parent and VPRW shall be permitted to take any such reasonable action in the name of and on behalf of the Company, and shall control any action or proceeding commenced hereunder in the name of the Company.
Section 7.03. Employee Matters.
               (a)      Following Closing, the Company shall retain sole responsibility for the payment of any employee benefits or entitlement, including severance pay, accrued vacation, sick or holiday pay, to any employee of the Company pursuant to any Plan, Benefit Program or Agreement or employment agreement with the Company for services rendered prior to the Closing of the transactions contemplated hereby, including amounts triggered by the Closing of the transactions contemplated hereby.
               (b)      The parties acknowledge that the transactions provided for in this Agreement may result in obligations on the part of the Company and one or more of the Plans that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) to comply with the health care continuation requirements of Part 6 of Title 1 of ERISA and Code Section 4980B or analogous state law, as applicable, so long as the Company continues to maintain group health plans subject to COBRA or analogous state law, as applicable, after Closing. The parties expressly agree that, except as otherwise expressly required by COBRA, the Parent, VPRW and the Parent’s and VPRW’ benefit plans shall have no responsibility for compliance with such health care continuation requirements (i) for qualified beneficiaries who previously elected to receive continued coverage under the Company’s ERISA benefit plans or who between the date of this Agreement and the Closing Date elect to receive continued coverage, or (ii) with respect to those employees or former employees of the Company who may become eligible to receive such continued coverage as a result of the transactions provided for in this Agreement. Nothing in this Agreement shall be interpreted to require the Company to continue any welfare benefit plan after the Closing and the parties agree and acknowledge that the Company’s group health plans to which COBRA applies may or will be terminated on or about the Closing Date.
               (c)      Nothing in this Agreement, express or implied, shall confer upon any employee of the Company, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period, of any nature whatsoever.
     Section 7.04. Delivery of Property Received by the Company after Closing. The Company agrees that it will transfer or deliver to VPRW, promptly after the receipt thereof, any cash or other property which the Company receives after the Closing Date in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to VPRW as part of the Purchased Assets under this Agreement.

     Section 7.05. Parent Appointed Attorney for the Company. Effective at the Closing Date, the Company hereby constitutes and appoints the Parent, and the Parent’s successors and assigns, its true and lawful attorney, in the name of either the Parent or the Company (as the Parent shall determine in its sole discretion) but for the benefit and at the expense of the Parent (except as otherwise herein provided), (a) to institute and prosecute all proceedings which the Parent may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets as provided for in this Agreement; (b) to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as the Parent shall reasonably deem advisable; and (c) to take all action which the Parent may reasonably deem proper in order to provide for the Parent the benefits under any of the Purchased Assets where any required consent of another party to the sale or assignment thereof to the Parent pursuant to this Agreement shall not have been obtained. The Company acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. The Parent shall be entitled to retain for its own account any amounts respecting the Purchased Assets collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.
     Section 7.06. Collection of Accounts Receivable. The Company hereby assigns to the Parent all rights and responsibilities with respect to the collection of all accounts receivable which are part of the Purchased Assets (the “Receivables”). The Parent will use commercially reasonable efforts to collect such Receivables and, after the Closing Date, will pay the proceeds from the Receivables (to the extent they are Excluded Assets) to the Company on no less than a monthly basis.
     Section 7.07. Transition Services.
          (a)      From and after the Closing and for a period of 30 days thereafter, the Company shall provide VPRW with the transition services described on Schedule 7.07 (the “Transition Services”). The Company shall use its reasonable efforts to ensure that the nature and quality of Transition Services provided to VPRW by the Company’s employees who remain in the employ of the Company or contractors shall be undifferentiated as compared with the same services performed by such employees or contractors prior to the Closing Date (it being understood that the Company shall not be deemed in breach of its obligations under this Section 7.07 if the Company is unable to provide the foregoing services on account of the voluntary resignation by one or more of the Company’s employees or contractors). The management of and control over the provision of the Transition Services shall reside solely with the Company. Without limiting the generality of the foregoing, all labor matters relating to employees and contractors of the Company and its Affiliates shall be within the exclusive control of the Company, and VPRW and the Parent shall not take any action affecting such matters. The Company shall, at its own expense, employ and retain staff needed to perform the Transition Services.
          (b)      Within 30 days of its receipt of a reasonably detailed invoice from the Company, VPRW shall reimburse the Company for (i) service provider payments for contracts VPRW assumed, in each case to the extent paid by the Company and (ii) its actual costs it incurs for the salaries, benefits (including vacation and sick leave accruals) and related payroll costs for those employees of the Company (other than the Stockholder) providing Transition Services (but not for increases in salary, bonuses or payments not in the usual and ordinary course of business), with such reimbursement to occur no later than 30 days after the Company has provided a reimbursement statement to the Parent.
          (c)      For a period of six years after the Closing Date, upon reasonable prior written notice, the Company shall furnish or cause to be furnished to Parent and its employees, agents, auditors and representatives access, during normal business hours, to such information, books and records relating to the Company as is reasonably necessary for financial reporting and accounting matters, for reports or filings with any Governmental Authority, for the preparation and filing of Tax returns, reports or forms for the defense of any Tax claims, assessments, audits or disputes, or for the prosecution or defense of any action, proceeding or hearing, provided that with respect to any Tax returns or other records relating to Tax matters or any other action, proceeding or hearing, the Parent shall have reasonable access to such information until the applicable statute of limitations, if any, shall have expired. Except as otherwise agreed in writing, the Parent shall reimburse the Company for reasonable out-of-pocket costs and expenses incurred in assisting the Parent pursuant to this Section 7.07(c). The Parent shall have the right to copy any of such records at its own expense.
ARTICLE 8
Survival; Indemnification
     Section 8.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until eighteen (18) months after of the Closing Date; provided that (a) the representations and warranties in Sections 3.01, 3.02, 3.03, 3.04, 3.09, 3.16, 3.17, 3.19, 3.25, 3.26, 4.01, 4.02, 4.03, 4.04 and 4.05 shall survive until the expiration of the applicable statute of limitations. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
     Section 8.02. Indemnification. (a) Except as otherwise set forth herein, the Company and the Stockholder hereby jointly and severally indemnify the Parent, VPRW and their Affiliates, directors, officers and employees (the “Buyer Indemnitees”) against and agree to hold each of them harmless from any and all Damages incurred or suffered by any Buyer Indemnitee arising out of: (i) any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by the Stockholder and/or the Company pursuant to this Agreement or the Collateral Agreements; (ii) the assets, business or operations of the Company prior to the Closing Date; (iii) any Excluded Asset; (iv) any Excluded Liability; or (v) any lost business arising from Customer claims with respect to the Services as they exist prior to the Closing. The Buyer Indemnitees shall not be entitled to receive any indemnification payments under this Section 8.02(a) until the aggregate amount of Damages incurred by the Buyer Indemnitees exceeds One Hundred Fifty Thousand Dollars ($150,000) (the “Basket Amount”), at which point Buyer Indemnitees shall be entitled to the Basket Amount and any amounts in excess of the Basket Amount, subject to the limitations provided herein. Notwithstanding the foregoing, the Basket Amount shall not be applicable to breaches of the representations set forth in Sections 3.01 or 3.02. In no event shall the aggregate Section 8.02(a) liability of the Company and the Stockholder for Warranty Breaches exceed Five Million Dollars ($5,000,000); provided that such limitation shall not be applicable to fraud or any breach of the representations and warranties in Section 3.17.
          (b)      The Parent and VPRW hereby jointly and severally indemnify the Stockholder, the Company and their Affiliates (the “Seller Indemnitees”) against and agree to hold each of them harmless from any and all Damages incurred or suffered by the Seller Indemnitees arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by the Parent or VPRW pursuant to this Agreement. The Seller Indemnitees shall not be entitled to receive any indemnification payments under this Section 8.02(b) until the aggregate amount of Damages incurred by the Seller Indemnitees exceeds the Basket Amount at which point Buyer Indemnitees shall be entitled to the Basket Amount and any amounts in excess of the Basket Amount, subject to the limitations provided herein. Notwithstanding the foregoing, the Basket Amount shall not be applicable to breaches of the representations set forth in Sections 4.01, 4.02 or 4.03. In no event shall the aggregate liability of the Parent and VPRW to the Seller Indemnitees for Warranty Breaches (inclusive of Warranty Breaches related to the Parent Shares) exceed $5,000,000.
          (c)      The remedies provided for in Section 8.02 shall, subsequent to Closing, be the sole and exclusive remedies of the Buyer Indemnitees or the Seller Indemnitees for any breach of or inaccuracy in any representation or warranty contained in this Agreement except in the case of fraud.
     Section 8.03. Procedures.
          (a)      A party making a claim for indemnity under Section 8.02 is hereinafter referred to as an “Indemnified Party” and the party against whom such claim is asserted is hereinafter referred to as the “Indemnifying Party.” All claims by any Indemnified Party under Section 8.02 hereof shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party (each a “Third Party Claim”), said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 8.01 has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred;

               (i)      take such action as the Indemnifying Party may reasonably request in connection with such action,
               (ii)      allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, or
               (iii)      render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.
          (b)      Notwithstanding anything to the contrary in Section 8.03(a) above, the Indemnifying Party shall not be entitled, or shall lose its right, as applicable, to contest, defend, litigate and settle a Third Party Claim if (i) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnifying Party and the Indemnified Party, (ii) the Indemnifying Party shall fail to diligently contest the Third Party Claim, (iii) such Third Party Claim involves remedies or disputes other than claims for monetary damages, or (iv) such Third Party Claim or the resolution thereof is reasonably likely to impair ongoing business relationships with any Customer, any Governmental Authority, or any other Person doing business with the Indemnified Party or any of its Affiliates.
          (c)      Subject to the limitations set forth in Section 8.02(a), the Company and the Stockholder specifically agree that any claims due and owing for indemnification by the Parent or VPRW against the Stockholder and the Company (or any of them) shall be first satisfied by deducting and otherwise offsetting such claims against the Escrow Amount; and to the extent that there remain unsatisfied indemnification claims after the deductions and set-offs described above, the Parent and VPRW shall have full recourse against the Stockholder and the Company (including their assets of whatsoever kind or nature) for payment of such indemnification claims. Notwithstanding anything in this Agreement to the contrary, the Stockholder and the Company expressly agree that VPRW or the Parent may in good faith settle or compromise any individual claim for indemnity they make hereunder provided that the settlement or compromise does not (i) result in an adverse financial consequence to the Company or the Stockholder or (ii) impose any injunctive relief with respect to the Company or the Stockholder.
ARTICLE 9
Miscellaneous
     Section 9.01. Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or sent by overnight mail carrier, return receipt requested, or by telecopier, as follows:

if to the Parent or VPRW:	Vocus, Inc.
4296 Forbes Boulevard
Lanham, Maryland 20706
Attn: Stephen A. Vintz
Chief Financial Officer
Fax: (301) 459-6092

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
1750 Tysons Boulevard, Suite 1200
McLean, VA 22102
Attn: Richard J. Melnick
Fax: (703) 714-8310

if to the Seller and/or the	6742 Family Hill Lane
Stockholder:	Ferndale, WA 98248
Attn: David McInnis
Fax:

with a copy (which shall not constitute notice) to:

Parr Waddoups Brown Gee & Loveless
185 South State Street, Suite 1300
Salt Lake City, Utah 84111
Attn: Scott Loveless Fax: (801) 532-7750
     Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or overnight mail shall be effective upon actual receipt or refusal. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours and confirmed by reply facsimile.
     Section 9.02. Governing Law. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the non-exclusive jurisdiction of state and federal courts located in the States of Maryland and Washington, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; provided that each party hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any such suit, action or proceeding brought against such party in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject by suit upon such judgment.
     Section 9.03. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.04. Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements (including the Letter of Intent), understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
     Section 9.05. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by the Company or the Stockholder without the Parent’s written consent. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.
     Section 9.06. Remedies. Except as otherwise provided in Section 8.02(c) hereof, the rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.
     Section 9.07. Multiple Counterparts. This Agreement may be signed and delivered, by facsimile or otherwise, in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof (whether by facsimile or otherwise) signed by the other party hereto.

     Section 9.08. Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.
     Section 9.09. Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding. For the purposes of this Section 9.09, the Company and the Stockholder shall be jointly and severally liable for any payment due hereunder from the Company and/or the Stockholder.
     Section 9.10. Bulk Sales. The VPRW and the Company each hereby waive compliance by the Company with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state. The Company and the Stockholder hereby jointly and severally agree to indemnify and hold the Parent, VPRW and its Affiliates harmless against any and all Damages incurred or suffered by the Parent, VPRW or any of its Affiliates as a result of any failure to comply with any such “bulk sales,” “bulk transfer” or similar laws.
     Section 9.11. Expenses. Each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement, except that all recordation, transfer and documentary taxes, fees and charges, and any excise, sales, transfer or use Taxes (collectively, “Transfer Expenses”) applicable to the transfer of the Assets shall be paid one half by the Company and one half by Buyer. The party that has the primary responsibility under applicable law for the payment of any particular Transfer Expense shall prepare and file the relevant document and notify the other party in writing of the Transfer Expenses required in connection with such document (and provide a copy of such document if requested). The other party shall pay the first party an amount equal to one-half of such Transfer Expenses in immediately available funds no later than the date that is the later of (i) five (5) business days after the date of such notice or (ii) two (2) business days prior to the due date for such Transfer Expenses. The first party shall promptly remit the Transfer Expenses to the proper governmental authority.
     Section 9.12. Interpretation. The parties hereto acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) any rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.
     Section 9.13. Risk of Loss. Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Company’s assets, including the Properties, shall remain with the Company, and the legal doctrine known as the “Doctrine of Equitable Conversion” shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

     Section 9.14. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 9.15. No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, other than the Buyer Indemnitees and the Seller Indemnitees pursuant to Article 8 hereof. Without limiting the foregoing, no provision of this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or of any of its affiliates in respect of continued employment (or resumed employment) with either VPRW or the Business or any of their Affiliates and no provision of this Agreement shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Plan or any plan or arrangement which may be established by VPRW or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of VPRW or any of its Affiliates.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.
PARENT:

Vocus, Inc., a Delaware corporation
By:	/s/ Stephen Vintz
	Name:	Stephen Vintz
	Title:	Chief Financial Officer

VPRW:

Vocus PRW Holdings LLC, a Maryland limited liability company
By:	/s/ Stephen Vintz
	Name:	Stephen Vintz
	Title:	Chief Financial Officer of Vocus, Inc., its Sole Member

COMPANY:

PRWeb International, Inc., a Washington corporation
By:	/s/ David McInnis
	Name:	David McInnis
	Title:	CEO

PRWLLC:

PRWeb, LLC, a Washington limited liability company
By:	/s/ David McInnis
	Name:	David McInnis
	Title:	Managing Member

STOCKHOLDER:

/s/ David McInnis
David McInnis